Exhibit 99.1

AB Mendez
Investor Relations
    210-220-5234
or
    Bill Day
Media Relations
    210-220-5427

FOR IMMEDIATE RELEASE

CULLEN/FROST BANKERS ANNOUNCES ELECTION
OF CYNTHIA COMPARIN TO BOARD OF DIRECTORS

SAN ANTONIO, July 30, 2018 - The board of directors of Cullen/Frost Bankers, Inc. (NYSE: CFR) announced that Cynthia Comparin, the founder and recently retired CEO of Dallas-based Animato Technologies Corp., has been elected to the board. She has joined the board's Technology Committee and Audit Committee.
“Cynthia is a great addition to our board,” said Phil Green, Cullen/Frost Chairman and CEO. “She brings expertise in technology and finance as well as the experience of building and running her own company. She also has great civic and philanthropic experience and is a great match for Frost’s culture.”
Comparin is an independent director at Black Box Corp., a technology solutions provider where she serves on the Audit and Nominating and Governance Committees. She has prior corporate executive experience, including international operations, at Texas telecom and technology companies Electronic Data Systems (EDS), LTV Aerospace and Defense Co., Alltel and Northern Telecom.
She holds a Bachelor of Business Administration degree from the University of Texas as well as management certifications from the Wharton Executive Program and Harvard Executive Program. She has been active in several Dallas-area nonprofits, including Tejas Girl Scouts Council, Big Brothers & Sisters of Metropolitan Dallas, and the Dallas County Hospital board of directors, and currently on the board of directors at Dallas CASA, the State of Texas Dietitian Advisory Board, the President’s

Advisory Council of the Dallas Center for the Performing Arts, and the co-chair of Christian Community Development Association’s Leadership Scholarship.
Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $30.7 billion in assets at June 30, 2018. One of the 50 largest U.S. banks, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

###